Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

July 5, 2005

Ventas, Inc.

10350 Ormsby Park Place, Suite 300

Louisville, KY 40223

Ladies and Gentlemen:

We have acted as counsel to Ventas, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of 3,247,000 shares of the Company’s common stock, par value $.25 per share (the “Shares”), pursuant to that certain Purchase Agreement, dated June 29, 2005, by and among the Company, Ventas Realty, Limited Partnership and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriting Agreement”). This opinion is being delivered in connection with (i) that certain Registration Statement on Form S-3 (No. 333-90756), as amended, originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on June 19, 2002, (ii) that certain Registration Statement on Form S-3 (No. 333-107942), as amended, originally filed with the Commission under the Securities Act on August 13, 2003, (iii) that certain Registration Statement on Form S-3 (No. 333-119261), as amended, originally filed with the Commission under the Securities Act on September 24, 2004 (together with the Registration Statements referred to in clauses (i) and (ii), the “Registration Statements”) and (iv) a Prospectus Supplement, dated June 29, 2005, filed with the Commission pursuant to Rule 424 under the Securities Act, which supplements the prospectuses contained in the Registration Statements (the “Prospectus Supplement”).

In connection with this opinion, we have examined the Registration Statements, Prospectus Supplement, the Certificate of Incorporation of the Company, as amended, the Third Amended and Restated By-Laws of the Company and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

NEW YORK    WASHINGTON, DC    PARIS    LONDON    MILAN    ROME    FRANKFURT     BRUSSELS

July 5, 2005

On the basis of the foregoing and in reliance thereon, we are of the opinion that:

1.	The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

2.	The Shares are duly authorized for issuance and, when paid for and delivered in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K of the Company and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP